Exhibit 99.1

ADVAXIS PROVIDES BUSINESS OUTLOOK FOR 2013

-Proof of concept established: Company to aggressively advance its ADXS-HPV immunotherapy in recurrent/refractory cervical cancer and expects to design and prepare for a Phase 3 registration program-

-Management committed to further strengthening financial position to execute on strategic priorities-

-Company expects to deliver on multiple clinical milestones throughout the year-

-Conference call and webcast at 5 p.m. ET-

March 6, 2013 –PRINCETON, N.J. — Advaxis, Inc. (OTCBB: ADXS), a leader in developing the next generation of immunotherapies for cancer and infectious diseases, today provided a business outlook for 2013 including its plans to advance its lead product candidate, ADXS-HPV, for the treatment of recurrent/refractory cervical cancer. Based on establishing proof of concept in the Phase 2 clinical study being conducted in India in 110 patients with recurrent/refractory cervical cancer, the Company stated that it expects to design and prepare to conduct a Phase 3 registration program with ADXS-HPV, its proprietary immunotherapy product candidate for the treatment of cervical cancer. The Company also announced that management is committed to continuing to strengthen its financial position, executing its strategic priorities, and achieving multiple clinical milestones for 2013.

Thomas A. Moore, Chairman and CEO of Advaxis, stated, “In 2012, we made significant advancements on multiple fronts, and now we see a clear path moving forward. Specifically, on the clinical front we are pleased with the progress of our ongoing Phase 2 clinical studies in recurrent/refractory cervical cancer. We have achieved proof of concept and continue to build a solid body of consistent and encouraging safety and efficacy data. We are now preparing to advance our proprietary lead product candidate, ADXS-HPV, towards a registration development program. We are confident that we will have a prominent position in this significant unmet medical need and we believe we will continue to build tremendous additional value in this program as we advance it towards registration and further dialogue with potential licensing partners.”

Moore continued, “We believe that with our progress with ADXS-HPV, the continued strengthening of our financial situation, the bolstering of our management team, and the significance of our near-term clinical milestones, Advaxis is fundamentally stronger today than ever before. We believe we have all of the key elements in place for a transformational 2013.”

Daniel J. O’Connor, SVP and Chief Business Development and Legal Officer of Advaxis, said, “The Company has never been more primed for a transformational year and I am convinced that we are poised for success. We remain committed to scientific excellence, strong operational execution, and are excited by the enormous potential of our proprietary technology platform.”

Advaxis outlined the following clinical milestones expected to be achieved over the next 12 months.

2013 Clinical Milestones

•	Announce CIN 2/3 mid-dose Cohort 2 data early in the second quarter of 2013;

•	Announce Phase 2 cervical cancer 12-month survival data from India study in the second quarter of 2013;

•	Announce final Phase 2 cervical cancer results in the second half of 2013;

•	Initiate CIN 2/3 high-dose Cohort 3 in the second half of 2013;

•	Complete the elements required to file an Investigational New Drug (IND) application with the US Food and Drug Administration (FDA) for ADXS-PSA for the treatment of prostate cancer in the first half of 2014; and

•	Complete the safety portion of the Phase 1/2 canine osteosarcoma study using the ADXS-cHER2 construct and report preliminary data before year end.

Moore commented further, “We are extremely pleased with our progress with all of our development programs and to see that the additional studies being conducted by our collaborators with ADXS-HPV in HPV-associated diseases are open and actively enrolling patients in three tumor types and in two countries. We believe this progress provides further validation of our proprietary technology platform and showcases the growing breadth not only of its potential, but of the broad applicability of our lead product candidate.”

Moore concluded, “I believe we have set the foundation to become the industry leader in HPV-associated cancer research and immunotherapy drug development. When you combine the potential of cervical cancer, head and neck cancer, anal cancer, and CIN 2/3, we believe this has huge commercial potential.”

Clinical Development Programs Outlook

Advaxis is committed to aggressively advancing a series of clinical trials for the treatment of various HPV-associated diseases.

Phase 2 Cervical Cancer Program

The Company’s highest priority is the ADXS-HPV clinical development program for the treatment of cervical cancer. The ongoing Phase 2 study being conducted in India in 110 patients with recurrent/refractory cervical cancer began enrollment in November 2010 and completed enrollment in May 2012. Preliminary efficacy data from this ongoing study include apparent prolonged survival, durable complete and partial tumor reductions, as well as stable disease with ADXS-HPV alone or in combination with cisplatin. One third of patients have reported predominantly low-grade adverse events consisting of fever, chills, and occasional nausea and vomiting that are only associated with drug administration that either self-resolve or respond to symptomatic treatment. Less than 3% of patients have reported serious adverse events compared to a rate of 130% or more in published studies of active chemotherapy regimens in this disease setting. The 12-month survival data from this study will be announced before the end of Q2 2013. The Company is currently preparing to advance this program into a late-stage registration program.

The Gynecologic Oncology Group (GOG) of the National Cancer Institute (NCI) is conducting a single arm Phase 2 study of ADXS-HPV in 67 patients with recurrent/refractory cervical cancer. As of January 2013, 6 patients have been enrolled in the safety run-in portion of the study.

Phase 2 CIN 2/3 Program

Advaxis commenced a Phase 2 dose escalation study (three dose Cohorts) in March 2010 to assess the safety and efficacy of ADXS-HPV in 120 patients with cervical intraepithelial neoplasia (CIN) 2/3 in the US. Enrollment of the low-dose Cohort was completed in September 2011 (41 patients) and results from this Cohort showed encouraging efficacy. The Company completed enrollment of the mid-dose Cohort in June 2012 (40 patients) with a dose that was six times higher than Cohort 1. As previously reported, data from this study are currently being collected from the clinical trial sites. Therefore, the results from Cohort 2 are not yet available to the Company’s management team. The Company expects to announce results from Cohort 2 early in the second quarter of 2013 and commence the high-dose Cohort 3 (40 patients) before year end.

Head and Neck Cancer Program

Cancer Research UK (CRUK) is funding a Phase 1/2 to evaluate the use of ADXS-HPV for the treatment of 27 patients with HPV positive head and neck cancer. This trial is being conducted at the Aintree Hospital at the University of Liverpool, the Royal Marsden Hospital at the University of London, and the Cardiff Hospital at the University of Wales. As of March 2013, 10 patients have been enrolled in the study.

Anal Cancer Program

The Brown University Oncology Group (BrUOG) is funding and coordinating a Phase 1/2 study of ADXS-HPV in 25 patients with HPV-associated anal cancer. Patients will be treated at Rhode Island Hospital and The Miriam Hospital (the main teaching hospitals of The Warren Alpert Medical School of Brown University). Multiple institutions will collaborate. The study will open for enrollment in Q1 2013.

Prostate Cancer Program

The Company expects to file an IND with the FDA for ADXS-PSA in the treatment of prostate cancer in the first half of 2014. In June 2011, the Company conducted a pre-IND meeting with the FDA to discuss the CMC, pharmacology, toxicology, and clinical plans for ADXS-PSA. The required toxicology studies have been completed and preparations are underway for the production of GMP drug product for the Phase 1 clinical study.

Canine Osteosarcoma Program

A Phase 1/2 study is being conducted at the University of Pennsylvania School of Veterinary Medicine evaluating ADXS-cHER2 for the treatment of dogs with osteosarcoma. Canine osteosarcoma is a leading killer of large breed dogs that causes tumors to form on long leg bones. The traditional treatment is immediate amputation and, even with subsequent chemotherapy, the cancer typically metastasizes to the lungs, causing death in 6-12 months. In this trial, dogs that have undergone standard of care treatment for osteosarcoma, including limb amputation and follow up chemotherapy, and that over-express HER-2/neu in their tumors, are treated with ADXS-cHER2. This study was initiated in 2011 and, although it is still early in the study, clinical benefits are being observed and no metastases have been seen to date. Preliminary data are expected to be reported before year end.

Corporate Outlook

The Company’s development programs are the core of the future of Advaxis. Advaxis has evolved as a biotechnology company and continues to bolster its expertise with the addition of several key members to the team. These executives bring significant industry experience and will be critical in ensuring strategic alignment, solid execution, and preparing the Company for its next stage of growth. Specifically, two industry veterans joined Advaxis over the past 24 months: Robert Petit, Ph.D., VP, Clinical Operations and Medical affairs and Chris French, Executive Director, Medical Affairs.

Additionally, in January 2013, Daniel J. O’Connor was appointed SVP, Chief Business Development and Legal Officer of Advaxis. Mr. O’Connor has fifteen years of executive, legal, and regulatory experience in the biopharmaceutical industry with ImClone Systems, PharmaNet, and Bracco Diagnostics. His strong leadership and proven success as a general counsel and in leading business development and licensing is integral to the management team as the Company looks to realize its true potential and continue to build significant shareholder value.

Further, the Company announced today that John Rothman, Ph.D., EVP, Science and Operations retired effective March 1, 2013. Dr. Rothman will continue as a technical consultant to the Company. Management and the Board are grateful to John for his many contributions to the clinical and scientific developments over the past several years and look forward to working with him in a consulting capacity over the next year.

Dr. Rothman stated, “I am a firm believer in the Company's science and have had the pleasure of working with its revolutionary technology. I believe the Advaxis technology platform has the potential to create a true paradigm shift in treating serious, life-threatening diseases due to its significant applications in oncology, infectious disease, allergy, and other indications. A tremendous amount of progress has been made in recent years in advancing the Company's core programs. I believe Advaxis is now poised to become a highly successful company with a bright future.”

Financial Outlook

In 2012, the Company was focused on addressing its debt and securing additional financing. Specifically, the Company reduced non-affiliate debt by approximately $7.2M or 80% from 2011 levels. On October 31, 2012, Advaxis announced that it secured $10 million in equity financing from Hanover Holdings I, LLC through its flagship Equity Enhancement Program, with an additional $1.4 million in financial commitments from a combination of sources. The combination of the $10 million Equity Enhancement Program, debt assumption, and funding short-term capital needs matches the Company’s current requirements and was positive progress in addressing its balance sheet.

Management announced today that it is committed to strengthen its financial position over the course of the year and expects to continue to explore additional strategic options in order to aggressively advance its research and clinical development programs.

Conference Call and Webcast

A conference call and live audio webcast will be hosted today, March 6, 2013 by Thomas A. Moore, Chairman and Chief Executive Officer of Advaxis. He will be joined on the call by members of the Advaxis management team. Interested participants and investors may access the conference call at 5:00 p.m. ET by dialing 800-688-0836 (U.S./Canada) or 617-614-4072 (international): participant code 70014771.

A live audio webcast can also be accessed via the News section, Events and Presentations Tab of the Advaxis corporate web site at http://www.advaxis.com/news/events-presentations, and will be archived for 30 days. Web participants are encouraged to go to the web site 15 minutes prior to the start of the call to register and download any necessary software.

The slide presentation for the conference call/webcast will also be available at

http://www.advaxis.com/news/events-presentations.

A telephonic replay of the call will be available for seven days beginning at 8:00 p.m. ET on March 6, 2013. Access numbers for this replay are 888-286-8010 (U.S./Canada) and 617-801-6888 (international): participant code 55408167.

About Advaxis, Inc.

Advaxis is a clinical-stage biotechnology company developing the next generation of immunotherapies for cancer and infectious diseases. Advaxis immunotherapies are based on a novel platform technology using live, attenuated bacteria that are bio-engineered to secrete antigen/adjuvant fusion protein(s) designed to redirect the powerful immune response all human beings have to the bacterium to the cancer itself.

In April 2012, Advaxis’ proprietary construct, ADXS-HPV, was selected as the Best Therapeutic Vaccine (approved or in development) at the 5th Annual Vaccine Industry Excellence (ViE) Awards by the vaccine industry and the journal Expert Reviews of Vaccines. The ViE awards, sponsored by Novartis Vaccines and Diagnostics, were created to recognize the accomplishments and contributions of companies and individuals in the vaccine industry over the previous 12 months. Additional information is available at the World Vaccine Congress website.

ADXS-HPV is being evaluated in 5 ongoing clinical trials for HPV-associated diseases: recurrent/refractory cervical cancer (India), locally advanced cervical cancer (GOG/NCI US study, Clinical Trials.gov Identifier NCT01266460), CIN 2/3 (US study, Clinical Trials.gov Identifier NCT01116245), head & neck cancer (CRUK study, Clinical Trials.gov Identifier NCT01598792), and anal cancer (BrUOG study, Clinical Trial.gov Identifier NCT01671488). Over fifteen (15) distinct constructs are in various stages of development, developed directly by the Company and through strategic collaborations with recognized centers of excellence such as: the National Cancer Institute, Cancer Research – UK, the Wistar Institute, the University of Pennsylvania, the University of British Columbia, the Karolinska Institutet, the Brown University Oncology Group, and others. For more information please visit: advaxis.com | Facebook | twitter | LinkedIn

Forward-Looking Statements

This news release contains forward-looking statements, including, but not limited to: statements as to the anticipated timing of clinical studies and other business developments, statements as to the development of new constructs, expectations as to the adequacy of our cash balances to support our operations for specified periods of time and as to the nature and level of cash expenditures, expectations as to market opportunities, our ability to take advantage of those opportunities, and the risk factors set forth from time to time in Advaxis' SEC filings, including but not limited to its report on Form 10-K for the fiscal year ended October 31, 2012, which is available at www.sec.gov. The Company undertakes no obligation to publicly release the result of any revision to these forward-looking statements which may be made to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law. You are cautioned not to place undue reliance on any forward-looking statements.

For Further Information:

Diana Moore

Director, Investor Relations & Business Development

Advaxis, Inc.

dmoore@advaxis.com

609.452.9814

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